Exhibit 99.1

NOG Announces Fourth Quarter and Full Year 2022 Results; Initiates 2023 Guidance

FOURTH QUARTER HIGHLIGHTS

•Production of 78,854 Boe per day (59.5% oil), a 23% increase from the fourth quarter of the prior year.
•GAAP cash flow from operations of $287.4 million. Excluding changes in net working capital, cash flow from operations was $234.4 million, an increase of 48% from the fourth quarter of the prior year.
•Capital expenditures of $142.9 million, excluding previously-announced non-budgeted acquisitions.
•Increased Free Cash Flow (non-GAAP) by 23% to $87.1 million from the fourth quarter of the prior year. See “Non-GAAP Financial Measures” below.
•Closed on three major Permian acquisitions for approximately $400 million in total value.
•Closed upsized MPDC acquisition in the Midland Basin in January 2023 for $320.0 million in cash.
•Increased Revolving Credit Facility borrowing base to $1.6 billion from $1.3 billion.
•Issued $500 million of 3.65% Senior Unsecured Convertible Notes due 2029.
•Exercised the mandatory conversion rights under the Series A Preferred Stock.

SHAREHOLDER RETURN HIGHLIGHTS

•Declared $0.34 per share common dividend for the first quarter of 2023, an increase of 13% from the fourth quarter of the prior year.
•Declared $0.30 per share common dividend for the fourth quarter of 2022, an increase of 20% from the third quarter.
•Repurchased $25.8 million principal amount of 8.125% Senior Unsecured Notes at an average price of 96.7% of par value during 2022.
•Reduced common shares outstanding at year-end by approximately 5% through repurchases of common and preferred stock during 2022.

MINNEAPOLIS (BUSINESS WIRE) - February 23, 2023 - Northern Oil and Gas, Inc. (NYSE: NOG) (“NOG”) today announced the company’s fourth quarter and full year 2022 results and provided 2023 guidance.

MANAGEMENT COMMENTS

“2022 was a defining year for our Company,” commented Nick O’Grady, NOG’s Chief Executive Officer. “NOG generated record production, Adjusted EBITDA and Free Cash Flow enabling a 275% increase in its common dividend. The $927 million of M&A announced in 2022 will directly contribute to our estimated 23% production growth in 2023.”

Mr. O’Grady continued, “We start 2023 with increased scale and superior technical underwriting ability in the non-operated space. Through our consistent and disciplined strategy, we have established NOG as the preferred, most reliable and well-capitalized counterparty for both our operating and non-operating partners. The Company continues to develop a well-balanced portfolio of assets, delivering steady profit growth and shareholder returns, with significant opportunities for further growth still ahead of us.”

FINANCIAL RESULTS

Oil and natural gas sales for the fourth quarter were $445.6 million, an increase of 34% over the prior year period. Fourth quarter GAAP net income was $133.3 million or $1.63 per diluted share. Fourth quarter Adjusted Net Income was $122.5 million or $1.43 per diluted share, an increase of $35.5 million or $0.37 per diluted share over the prior year period. Adjusted EBITDA in the fourth quarter was $264.8 million, an increase of 51% over the prior year period. (See “Non-GAAP Financial Measures” below.)

Oil and natural gas sales for full year 2022 were $2.0 billion, an increase of 104% over full year 2021. Full year 2022 GAAP net income was $727.7 million or $8.92 per diluted share. Full year 2022 Adjusted Net Income was $565.6 million or $6.53 per diluted share. Full year 2022 Adjusted EBITDA was $1.1 billion, an increase of 100% over the prior year. (See “Non-GAAP Financial Measures” below.)

PRODUCTION

Fourth quarter production was 78,854 Boe per day, a 23% increase from the prior year period. Oil represented 59.5% of production in the fourth quarter. NOG had 19.9 net wells turned in line during the fourth quarter, compared to 16.2 net wells turned in line in the third quarter of 2022. NOG saw production outperform internal expectations for the first two months of the fourth quarter, but experienced significant weather related disruptions in December 2022. Full year 2022 production was 75,511 Boe per day, within NOG’s 2022 guidance.

PRICING

During the fourth quarter, NYMEX West Texas Intermediate (“WTI”) crude oil averaged $82.65 per Bbl, and NYMEX natural gas at Henry Hub averaged $6.10 per Mcf. NOG’s unhedged net realized oil price in the fourth quarter was $80.23 per Bbl, representing a $2.42 differential to WTI prices. NOG’s fourth quarter unhedged net realized gas price was $5.64 per Mcf, representing approximately 92% realizations compared with Henry Hub pricing.

For full year 2022, NOG’s realized oil price differential was $2.73 per Bbl. NOG’s full year unhedged net realized gas price was $7.43 per Mcf, representing approximately 113% realizations compared with Henry Hub pricing.

OPERATING COSTS

Lease operating costs were $73.0 million in the fourth quarter of 2022, or $10.06 per Boe, an increase of 6.9% on a per unit basis compared to the third quarter. The increase in unit costs was primarily driven by modest operating cost inflation, the natural aging of wells, and fixed cost absorption from the weather disruptions. NOG expects seasonal normalization for unit costs in 2023 as storm-related production was restored.

Fourth quarter general and administrative (“G&A”) costs totaled $15.0 million, which includes non-cash stock-based compensation. Cash G&A costs totaled $13.6 million or $1.87 per Boe in the fourth quarter, which included certain significant legal, advisory and diligence costs associated with the Permian acquisitions. Excluding approximately $6.3 million of transaction costs, remaining cash G&A was $7.3 million, or $1.01 per Boe.
CAPITAL EXPENDITURES AND ACQUISITIONS

Capital spending for the fourth quarter, excluding non-budgeted acquisitions, was $142.9 million, down approximately $9.6 million from the prior quarter. This was comprised of $118.3 million of organic drilling and completion (“D&C”) capital and $24.6 million of total acquisition spending, inclusive of ground game D&C spending. NOG had 19.9 net wells turned in line in the fourth quarter. Wells in process totaled 55.4 net wells as of December 31, 2022. On the ground game acquisition front, NOG closed on four transactions during the fourth quarter totaling 1.2 net wells and 127 net acres. Total 2022 capital expenditures, excluding non-budgeted acquisitions were $511.1 million, slightly above NOG’s guidance for 2022 driven by significant ground game opportunities executed and an acceleration of completion activity in the third and fourth quarters.

LIQUIDITY, CAPITAL RESOURCES, AND RECENT ACQUISITIONS

As of December 31, 2022, NOG had $2.5 million in cash and $319.0 million of borrowings outstanding on its revolving credit facility. NOG had total liquidity of $683.5 million as of December 31, 2022, consisting of cash and committed borrowing availability under the revolving credit facility. Additionally, NOG had $43.0 million in an escrow account as of December 31, 2022, as a deposit on the MPDC Mascot acquisition that was signed in October 2022 and closed in January 2023.

In October 2022, NOG executed a convertible senior debt offering. NOG issued $500.0 million principal amount of 3.625% Senior Unsecured Convertible Notes due 2029 (the “Convertible Notes”). NOG also purchased a forward “Capped Call” which boosted the conversion price to a 75% premium to the offering price, and additionally the Company repurchased 1.0 million shares of common stock simultaneously with the pricing of the offering. With the net proceeds from the offering, NOG retired debt under its existing revolving credit facility and, ultimately, closed on the subsequent acquisitions described below.

On January 5, 2023, NOG closed on its previously announced acquisition of non-operated interests in the Mascot Project from Midland Petro D.C. Partners, LLC (“MPDC”). At closing, NOG acquired a 39.958% working interest in the Mascot Project. The initial closing settlement was $320.0 million in cash, which included a $43.0 million deposit paid at signing in October 2022.

On December 16, 2022, NOG closed its previously announced acquisition of Delaware Basin properties from a private seller. The closing settlement was $131.6 million in cash.

On December 1, 2022, NOG closed its previously announced acquisition of properties from Alpha Energy Partners. The closing settlement was $155.1 million in cash.

On October 3, 2022, NOG closed its previously announced acquisition of non-operated properties in the Midland Basin. The closing settlement was $110.1 million in cash.

SHAREHOLDER RETURNS

In February 2023, NOG’s Board of Directors declared a regular quarterly cash dividend for NOG’s common stock of $0.34 per share for stockholders of record as of March 30, 2023, which will be paid on April 28, 2023. This represented a 13% increase from the fourth quarter.

In November 2022, NOG’s Board of Directors declared a regular quarterly cash dividend for NOG’s common stock of $0.30 per share for stockholders of record as of December 29, 2022, which was paid on January 31, 2023. This represented a 20% increase from the third quarter.

During the fourth quarter of 2022, the Company repurchased 1,103,178 shares of common stock at an average price of $29.92 per share. For the full year 2022, the Company repurchased 1.91 million common shares at an average price of $28.55 per share, for a total of $54.5 million. Additionally, the Company repurchased and retired $57.5 million of its Series A Perpetual Preferred Stock during 2022, with all remaining shares fully converted to common stock during the fourth quarter. The Preferred Stock repurchases reduced the fully diluted share count by 2.6 million shares, based on the final conversion ratio. On a combined basis, common and preferred stock repurchases reduced the fully diluted share count by 4.5 million shares in 2022, or approximately 5% of the current shares outstanding. The Company has $95.5 million of availability remaining on its existing common stock repurchase authorization.

As of December 31, 2022, the Company has retired $25.8 million of its 8.125% Senior Unsecured Notes (the “Notes”) at an average of 96.7% of par value. There were $724.2 million par value of Notes outstanding at year-end with $24.2 million of capacity remaining on the Company’s existing notes repurchase authorization.

2023 ANNUAL GUIDANCE

NOG anticipates approximately 91,000 - 96,000 Boe per day of production in 2023, an increase of approximately 23% at the midpoint from 2022 levels. NOG currently expects total capital spending in the range of $737 - $778 million for 2023 with approximately 46% of its 2023 budget to be spent on the Williston, 53% on the Permian, and de minimis capital on the Appalachian and other.

2023 Guidance
Annual Production (Boe per day)	91,000 - 96,000
Oil as a Percentage of Sales Volumes	62.0 - 64.0%
Total Capital Expenditures ($ in millions)	$737 - $778
Net Wells Added to Production	80 - 85

Operating Expenses and Differentials
Production Expenses (per Boe)	$9.25 - $9.50
Production Taxes (as a percentage of Oil & Gas Sales)	8.0 - 9.0%
Average Differential to NYMEX WTI (per Bbl)	($3.50) - ($4.50)
Average Realization as a Percentage of NYMEX Henry Hub (per Mcf)	75% - 85%

General and Administrative Expense (per Boe):
Non-Cash	$0.20 - $0.30
Cash (excluding transaction costs on non-budgeted acquisitions)	$0.80 - $0.90

PROVED RESERVES AS OF DECEMBER 31, 2022

Total proved reserves at December 31, 2022, increased 15% from year-end 2021 to 330.8 million barrels of oil equivalent (65% proved developed) with an associated pre-tax PV-10 value of $7.9 billion (71% proved developed) at SEC Pricing. These amounts do not include the MPDC Mascot transaction, which closed in January 2023. The reserves are calculated under SEC guidelines relating to both commodity price assumptions and a maximum five year drill schedule. See “Non-GAAP Financial Measures” below regarding PV-10 value.

	SEC Pricing Proved Reserves(1)
	Reserve Volumes				PV-10(3)
Reserve Category	Oil (MBbls)	Natural Gas (MMcf)	Total (MBoe)(2)	%	Amount (In thousands)	%
PDP Properties	109,498	604,303	210,215	64	$5,434,411	69
PDNP Properties	3,128	7,552	4,387	1	159,541	2
PUD Properties	50,115	396,551	116,207	35	2,308,202	29
Total	162,741	1,008,406	330,809	100	$7,902,154	100
_____  ___________

(1)The SEC Pricing Proved Reserves table above values oil and natural gas reserve quantities and related discounted future net cash flows as of December 31, 2022, based on average prices of $93.67 per barrel of oil and $6.36 per MMbtu of natural gas.  Under SEC guidelines, these prices represent the average prices per barrel of oil and per MMbtu of natural gas at the beginning of each month in the 12-month period prior to the end of the reporting period.  The average resulting price used as of December 31, 2022, after adjustment to reflect applicable transportation and quality differentials, was $91.95 per barrel of oil and $7.43 per Mcf of natural gas.
(2)Boe are computed based on a conversion ratio of one Boe for each barrel of oil and one Boe for every 6,000 cubic feet (i.e., 6 Mcf) of natural gas.
(3)Pre-tax PV10%, or “PV-10,” may be considered a non-GAAP financial measure as defined by the SEC. See “Non-GAAP Financial Measures” below.

FOURTH QUARTER 2022 RESULTS

The following table sets forth selected operating and financial data for the periods indicated.

	Three Months Ended December 31,
	2022	2021	% Change
Net Production:
Oil (Bbl)	4,314,547	3,492,556	24%
Natural Gas and NGLs (Mcf)	17,640,202	14,458,119	22%
Total (Boe)	7,254,581	5,902,243	23%

Average Daily Production:
Oil (Bbl)	46,897	37,963	24%
Natural Gas and NGL (Mcf)	191,741	157,153	22%
Total (Boe)	78,854	64,155	23%

Average Sales Prices:
Oil (per Bbl)	$80.23	$71.67	12%
Effect of Gain (Loss) on Settled Derivatives on Average Price (per Bbl)	(12.03)	(15.71)
Oil Net of Settled Derivatives (per Bbl)	68.20	55.96	22%

Natural Gas and NGLs (per Mcf)	5.64	5.68	(1)%
Effect of Gain (Loss) on Settled Derivatives on Average Price (per Mcf)	(0.63)	(1.33)
Natural Gas Net of Settled Derivatives (per Mcf)	5.01	4.35	15%

Realized Price on a Boe Basis Excluding Settled Commodity Derivatives	61.43	56.31	9%
Effect of Gain (Loss) on Settled Commodity Derivatives on Average Price (per Boe)	(8.69)	(12.60)
Realized Price on a Boe Basis Including Settled Commodity Derivatives	52.74	43.72	21%

Costs and Expenses (per Boe):
Production Expenses	$10.06	$8.57	17%
Production Taxes	5.16	4.25	21%
General and Administrative Expense	2.07	1.77	17%
Depletion, Depreciation, Amortization and Accretion	10.66	7.25	47%

Net Producing Wells at Period End	799.3	680.8	17%

FULL YEAR 2022 RESULTS

The following table sets forth selected operating and financial data for the periods indicated.

	Years Ended December 31,
	2022	2021	% Change
Net Production:
Oil (Bbl)	16,090,072	12,288,358	31%
Natural Gas and NGLs (Mcf)	68,829,142	44,073,941	56%
Total (Boe)	27,561,596	19,634,015	40%

Average Daily Production:
Oil (Bbl)	44,082	33,667	31%
Natural Gas and NGL (Mcf)	188,573	120,751	56%
Total (Boe)	75,511	53,792	40%

Average Sales Prices:
Oil (per Bbl)	$91.65	$62.94	46%
Effect of Gain (Loss) on Settled Oil Derivatives on Average Price (per Bbl)	(22.05)	(10.17)
Oil Net of Settled Oil Derivatives (per Bbl)	69.60	52.77	32%

Natural Gas and NGLs (per Mcf)	7.43	4.57	63%
Effect of Gain (Loss) on Settled Natural Gas Derivatives on Average Price (per Mcf)	(1.60)	(0.92)
Natural Gas and NGLs Net of Settled Natural Gas Derivatives (per Mcf)	5.83	3.65	60%

Realized Price on a Boe Basis Excluding Settled Commodity Derivatives	72.05	49.66	45%
Effect of Gain (Loss) on Settled Commodity Derivatives on Average Price (per Boe)	(16.52)	(8.45)
Realized Price on a Boe Basis Including Settled Commodity Derivatives	55.53	41.21	35%

Costs and Expenses (per Boe):
Production Expenses	$9.46	$8.70	9%
Production Taxes	5.74	3.92	46%
General and Administrative Expenses	1.71	1.55	10%
Depletion, Depreciation, Amortization and Accretion	9.12	7.17	27%

Net Producing Wells at Period-End	799.3	680.8	17%

HEDGING

NOG hedges portions of its expected production volumes to increase the predictability of its cash flow and to help maintain a strong financial position. The following table summarizes NOG’s open crude oil commodity derivative swap contracts scheduled to settle after December 31, 2022.

	Crude Oil Commodity Derivative Swaps(1)		Crude Oil Commodity Derivative Collars - Calls and Puts
Contract Period	Volume (Bbls/Day)	Weighted Average Price ($/Bbl)	Collar Call Volume (Bbls/Day)	Weighted Average Collar Call Prices ($/Bbl)	Collar Put Volume (Bbls/Day)	Weighted Average Collar Put Prices ($/Bbl)
2023(1):
Q1	22,450	$72.39	12,575	$92.00	11,075	$76.68
Q2	23,750	$75.85	11,500	$89.76	9,750	$73.85
Q3	19,375	$77.17	17,750	$87.63	13,750	$72.73
Q4	18,750	$76.10	18,350	$86.77	14,250	$72.63
2024(1):
Q1	7,075	$78.10	8,975	$85.82	9,375	$70.53
Q2	7,050	$77.04	11,125	$84.69	9,375	$69.60
Q3	6,875	$75.34	5,125	$84.87	5,375	$69.53
Q4	2,825	$69.63	4,875	$85.99	4,625	$69.86
2025(1):
Q1	—	—	6,950	$80.77	1,500	$70.00
Q2	—	—	4,400	$77.94	1,500	$70.00
Q3	—	—	3,750	$76.01	1,250	$70.00
Q4	—	—	3,250	$78.02	1,000	$70.00
_____________

(1)This table does not include volumes subject to swaptions and call options, which are crude oil derivative contracts NOG has entered into which may increase swapped volumes at the option of NOG’s counterparties. For additional information, see Note 12 to our financial statements included in our Form 10-K filed with the SEC for the year ended December 31, 2022.

The following table summarizes NOG’s open natural gas commodity derivative swap contracts scheduled to settle after December 31, 2022.

	Natural Gas Commodity Derivative Swaps(1)		Natural Gas Commodity Derivative Collars
Contract Period	Volume (MMBTU/Day)	Weighted Average Price ($/MMBTU)	Collar Call Volume (MMBTU/Day)	Weighted Average Collar Call Prices ($/MMBTU)	Collar Put Volume (MMBTU/Day)	Weighted Average Collar Put Prices ($/MMBTU)

2023(1):
Q1	80,944	$4.11	35,000	$6.96	35,000	$4.14
Q2	54,088	$4.59	52,500	$6.58	52,500	$4.19
Q3	53,500	$4.63	55,000	$6.67	55,000	$4.18
Q4	43,935	$4.66	68,315	$6.90	68,315	$4.13
2024(1):
Q1	30,000	$4.46	17,500	$7.92	17,500	$4.00
Q2	27,297	$4.07	2,500	$8.70	2,500	$4.00
Q3	27,000	$4.07	—	—	—	—
Q4	14,587	$4.05	—	—	—	—
_____________

(1)This table does not include basis swaps. For additional information, see Note 12 to our financial statements included in our Form 10-K filed with the SEC for the year ended December 31, 2022.

The following table presents NOG’s settlements on commodity derivative instruments and unsettled gains and losses on open commodity derivative instruments for the periods presented, which is included in the revenue section of NOG’s statement of operations:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2022	2021	2022	2021
Cash Received (Paid) on Settled Derivatives	$(63,064)	$(74,353)	$(455,450)	$(165,823)
Non-Cash Mark-to-Market Gain (Loss) on Derivatives	(12,203)	61,170	40,187	(312,370)
Gain (Loss) on Commodity Derivatives, Net	$(75,268)	$(13,183)	$(415,262)	$(478,193)

CAPITAL EXPENDITURES & DRILLING ACTIVITY

(In millions, except for net well data)	Three Months Ended December 31, 2022	Year Ended December 31, 2022
Capital Expenditures Incurred:
Organic Drilling and Development Capital Expenditures	$118.3	$411.0
Ground Game Drilling and Development Capital Expenditures	$21.2	$60.2
Ground Game Acquisition Capital Expenditures	$3.5	$39.8
Other	$2.3	$8.1
Non-Budgeted Acquisitions	$399.5	$955.3

Net Wells Turned In Line	19.9	56.8

Net Producing Wells (Period-End)		799.3

Net Wells in Process (Period-End)		55.4
Change in Wells in Process over Prior Period	(6.1)	12.9

Weighted Average AFE for Wells Elected to	$9.0	$8.0

Capitalized costs are a function of the number of net well additions during the period, and changes in wells in process from the prior year-end. Capital expenditures attributable to the increase of 12.9 in net wells in process during the year ended December 31, 2022 are reflected in the annual amounts incurred for drilling and development capital expenditures.

ACREAGE

As of December 31, 2022, NOG controlled leasehold of approximately 258,970 net acres in the Williston, Permian and Appalachian Basins in the United States, and approximately 89% of this total acreage position was developed, held by production, or held by operations.

FOURTH QUARTER 2022 EARNINGS RELEASE CONFERENCE CALL

In conjunction with NOG’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, February 24, 2023 at 10:00 a.m. Central Time.

Those wishing to listen to the conference call may do so via the company’s website, www.northernoil.com, or by phone as follows:

Webcast: https://event.choruscall.com/mediaframe/webcast.html?webcastid=MiCttrvQ
Dial-In Number: (866) 373-3407 (US/Canada) and (412) 902-1037 (International)
Conference ID: 13736011 - Fourth Quarter and Year-End 2022 Earnings Conference Call
Replay Dial-In Number: (877) 660-6853 (US/Canada) and (201) 612-7415 (International)
Replay Access Code: 13736011 - Replay will be available through April 25, 2023

ABOUT NORTHERN OIL AND GAS

NOG is a company with a primary strategy of investing in non-operated minority working and mineral interests in oil & gas properties, with a core area of focus in the premier basins within the United States. More information about NOG can be found at www.northernoil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this release regarding NOG’s financial position, operating and financial performance, business strategy, dividend plans and practices, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,”

“believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future production and sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond NOG’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on NOG’s current properties and properties pending acquisition, infrastructure constraints and related factors affecting NOG’s properties; cost inflation or supply chain disruptions, ongoing legal disputes over and potential shutdown of the Dakota Access Pipeline; NOG’s ability to acquire additional development opportunities, potential or pending acquisition transactions, the projected capital efficiency savings and other operating efficiencies and synergies resulting from NOG’s acquisition transactions, integration and benefits of property acquisitions, or the effects of such acquisitions on NOG’s cash position and levels of indebtedness; changes in NOG’s reserves estimates or the value thereof, disruption to NOG’s business due to acquisitions and other significant transactions; general economic or industry conditions, nationally and/or in the communities in which NOG conducts business; changes in the interest rate environment, legislation or regulatory requirements; conditions of the securities markets; risks associated with NOG’s Convertible Notes, including the potential impact that the Convertible Notes may have NOG’s financial position and liquidity, potential dilution, and that provisions of the Convertible Notes could delay or prevent a beneficial takeover of NOG; the potential impact of the capped call transaction undertaken in tandem with the Convertible Notes issuance, including counterparty risk; increasing attention to environmental, social and governance matters; NOG’s ability to consummate any pending acquisition transactions; other risks and uncertainties related to the closing of pending acquisition transactions; NOG’s ability to raise or access capital; cyber-incidents could have a material adverse effect NOG’s business, financial condition or results of operations; changes in accounting principles, policies or guidelines; events beyond NOG’s control, including a global or domestic health crisis, acts of terrorism, political or economic instability or armed conflict in oil and gas producing regions; and other economic, competitive, governmental, regulatory and technical factors affecting NOG’s operations, products and prices. Additional information concerning potential factors that could affect future results is included in the section entitled “Item 1A. Risk Factors” and other sections of NOG’s more recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as updated from time to time in amendments and subsequent reports filed with the SEC, which describe factors that could cause NOG’s actual results to differ from those set forth in the forward-looking statements.

NOG has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond NOG’s control. NOG does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

CONTACT:

Evelyn Infurna
Vice President of Investor Relations
952-476-9800
ir@northernoil.com

NORTHERN OIL AND GAS, INC.
STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except share and per share data)	2022	2021	2022	2021
Revenues
Oil and Gas Sales	$445,647	$332,373	$1,985,798	$975,093
Gain (Loss) on Commodity Derivatives, Net	(75,268)	(13,183)	(415,262)	(478,193)
Total Revenues	370,379	319,190	1,570,535	496,899

Operating Expenses
Production Expenses	73,017	50,571	260,676	170,817
Production Taxes	37,465	25,056	158,194	76,954
General and Administrative Expenses	15,045	10,463	47,201	30,341
Depletion, Depreciation, Amortization and Accretion	77,317	42,814	251,272	140,828
Total Operating Expenses	202,844	128,904	717,343	418,940

Income (Loss) From Operations	167,535	190,286	853,192	77,959

Other Income (Expense)
Interest Expense, Net of Capitalization	(23,808)	(15,899)	(80,331)	(59,020)
Gain (Loss) on Interest Rate Derivatives, Net	(779)	589	993	1,043
Gain (Loss) on the Extinguishment of Debt, Net	235	—	810	(13,087)
Contingent Consideration Gain (Loss)	1,859	—	1,859	(292)
Other Income (Expense)	—	(16)	(185)	(9)
Total Other Income (Expense)	(22,493)	(15,326)	(76,854)	(71,365)

Income (Loss) Before Income Taxes	145,042	174,960	776,338	6,594

Income Tax Expense (Benefit)	(27)	233	3,101	233

Net Income (Loss)	145,068	174,727	773,237	$6,361

Cumulative Preferred Stock Dividend	(1,367)	(3,605)	(9,803)	(14,761)

Premium on Repurchase of Preferred Stock	(10,411)	—	(35,731)	—

Net Income (Loss) Attributable to Common Shareholders	$133,291	$171,122	$727,703	$(8,400)

Net Income (Loss) Per Common Share – Basic	$1.64	$2.42	$9.26	$(0.13)
Net Income (Loss) Per Common Share – Diluted	$1.63	$2.13	$8.92	$(0.13)
Weighted Average Common Shares Outstanding – Basic	81,301,477	70,660,131	78,557,216	62,989,543
Weighted Average Common Shares Outstanding – Diluted	81,857,034	81,849,627	86,675,365	62,989,543

NORTHERN OIL AND GAS, INC.
BALANCE SHEETS

(In thousands, except par value and share data)	December 31, 2022	December 31, 2021
Assets
Current Assets:
Cash and Cash Equivalents	$2,528	$9,519
Accounts Receivable, Net	271,336	193,554
Advances to Operators	8,976	6,319
Prepaid Expenses and Other	2,014	3,417
Derivative Instruments	35,293	2,519
Income Tax Receivable	338	—
Total Current Assets	320,485	215,328

Property and Equipment:
Oil and Natural Gas Properties, Full Cost Method of Accounting
Proved	6,492,683	5,034,769
Unproved	41,565	24,998
Other Property and Equipment	6,858	2,616
Total Property and Equipment	6,541,106	5,062,383
Less – Accumulated Depreciation, Depletion and Impairment	(4,058,180)	(3,809,041)
Total Property and Equipment, Net	2,482,926	1,253,342

Derivative Instruments	12,547	1,863
Acquisition Deposit	43,000	40,650
Other Noncurrent Assets, Net	16,220	11,683

Total Assets	$2,875,178	$1,522,866

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$128,582	$65,464
Accrued Liabilities	121,737	105,590
Accrued Interest	24,347	20,498
Derivative Instruments	58,418	134,283
Contingent Consideration	10,107	—
Other Current Liabilities	1,781	1,722
Total Current Liabilities	344,972	327,557

Long-term Debt, Net	1,525,413	803,437
Derivative Instruments	225,905	147,762
Asset Retirement Obligations	31,582	25,865
Other Noncurrent Liabilities	2,045	3,110

Total Liabilities	$2,129,917	$1,307,731

Commitments and Contingencies

Stockholders’ Equity
Preferred Stock, Par Value $0.001 ; 5,000,000 Authorized zero Shares Outstanding at 12/31/2022 2,218,732 Shares Outstanding at 12/31/2021	—	2
Common Stock, Par Value $0.001; 135,000,000 Authorized; 85,165,807 Shares Outstanding at 12/31/2022 77,341,921 Shares Outstanding at 12/31/2021	487	479
Additional Paid-In Capital	1,745,532	1,988,649
Retained Deficit	(1,000,759)	(1,773,996)
Total Stockholders’ Equity	745,260	215,135
Total Liabilities and Stockholders’ Equity	$2,875,178	$1,522,866

Non-GAAP Financial Measures

Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are non-GAAP measures. Net income (loss) is the most directly comparable GAAP measure for both Adjusted Net Income and Adjusted EBITDA. Cash flows from operations is the most directly comparable GAAP measure for Free Cash Flow. NOG defines Adjusted Net Income (Loss) as net income (loss) excluding (i) (gain) loss on unsettled commodity derivatives, net of tax, (ii) (gain) loss on the extinguishment of debt, net of tax, (iii) (gain) loss on unsettled interest rate derivatives, net of tax, (iv) contingent consideration (gain) loss, net of tax, and (v) acquisition transaction costs, net of tax. NOG defines Adjusted EBITDA as net income (loss) before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion, amortization, and accretion, (iv) non-cash stock based compensation expense, (v) (gain) loss on the extinguishment of debt, (vi) contingent consideration (gain) loss, (vii) acquisition transaction expense, (xiii) (gain) loss on unsettled interest rate derivatives, and (ix)(gain) loss on unsettled commodity derivatives. NOG defines Free Cash Flow as cash flows from operations before changes in working capital and other items, less (i) capital expenditures, excluding non-budgeted acquisitions and (ii) preferred stock dividends. A reconciliation of each of these measures to the most directly comparable GAAP measure is included below.

A reconciliation of each of these measures to the most directly comparable GAAP measure is included below. Management believes the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of current financial performance. Specifically, management believes the non-GAAP financial measures included herein provide useful information to both management and investors by excluding certain items that management believes are not indicative of NOG’s core operating results. In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring NOG’s performance, and management believes it is providing investors with financial measures that most closely align to its internal measurement processes.

Pre-tax PV10%, or PV-10, may be considered a non-GAAP financial measure as defined by the SEC and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP measure for proved reserves calculated using SEC pricing.  PV-10 is a computation of the Standardized Measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the Standardized Measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent.  Management believes that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to NOG’s estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of NOG’s oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of NOG’s reserves to other companies. Management uses this measure when assessing the potential return on investment related to NOG’s oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure of discounted future net cash flows.  A reconciliation of PV-10 to the Standardized Measure is included below.

Reconciliation of Adjusted Net Income

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except share and per share data)	2022	2021	2022	2021
Income Before Taxes	$145,068	$174,727	$773,237	$6,361
Add:
Impact of Selected Items:
(Gain) Loss on Unsettled Commodity Derivatives	12,203	(61,170)	(40,187)	312,370
(Gain) Loss on the Extinguishment of Debt	(235)	—	(810)	13,087
(Gain) Loss on Unsettled Interest Rate Derivatives	779	(589)	(993)	(1,043)
Contingent Consideration (Gain) Loss	(1,859)	—	(1,859)	292
Acquisition Transaction Costs	6,299	1,986	16,593	8,190
Adjusted Income Before Adjusted Income Tax Expense	162,229	115,188	749,082	339,491

Adjusted Income Tax Expense	(39,746)	(28,221)	(183,525)	(83,175)

Adjusted Net Income (non-GAAP)	$122,483	$86,967	$565,557	$256,316

Weighted Average Shares Outstanding – Basic	81,301,477	70,660,131	78,557,216	62,989,543
Weighted Average Shares Outstanding – Diluted	85,545,405	81,849,627	86,675,365	73,366,750

Income Before Taxes Per Common Share – Basic	$1.78	$2.48	$9.88	$0.10
Add:
Impact of Selected Items	0.21	(0.85)	(0.35)	5.28
Impact of Income Tax	(0.48)	(0.40)	(2.33)	(1.31)
Adjusted Net Income Per Common Share – Basic	$1.51	$1.23	$7.20	$4.07

Income Before Taxes Per Common Share – Diluted	$1.70	$2.14	$8.96	$0.09
Add:
Impact of Selected Items	0.20	(0.73)	(0.31)	4.54
Impact of Income Tax	(0.47)	(0.35)	(2.12)	(1.14)
Adjusted Net Income Per Common Share – Diluted	$1.43	$1.06	$6.53	$3.49
_______________
(1)For the 2022 columns, this represents a tax impact using an estimated tax rate of 24.5% for the three and twelve months ended December 31, 2022. For the 2021 columns, this represents a tax impact using an estimated tax rate of 24.5% for the three and twelve months ended December 31, 2021.

Reconciliation of Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2022	2021	2022	2021
Net Income (Loss)	$145,068	$174,727	$773,237	$6,361
Add:
Interest Expense	23,808	15,899	80,331	59,020
Income Tax Provision (Benefit)	(27)	232,735	3,101	233
Depreciation, Depletion, Amortization and Accretion	77,317	42,814	251,272	140,828
Non-Cash Stock-Based Compensation	1,447	1,374	5,656	3,621
(Gain) Loss on the Extinguishment of Debt	(235)	—	(810)	13,087
Contingent Consideration (Gain) Loss	(1,859)	—	(1,859)	292
Acquisition Transaction Costs	6,299	1,986	16,593	8,190
(Gain) Loss on Unsettled Interest Rate Derivatives	779	(589)	(993)	(1,043)
(Gain) Loss on Unsettled Commodity Derivatives	12,203	(61,170)	(40,187)	312,370
Adjusted EBITDA	$264,800	$175,275	$1,086,341	$542,959

Reconciliation of Free Cash Flow

Three Months Ended December 31,
(In thousands)	2022
Net Cash Provided by Operating Activities	$287,379
Exclude: Changes in Working Capital and Other Items	(53,029)
Less: Capital Expenditures (1)	(145,890)
Less: Series A Preferred Dividends	(1,367)
Free Cash Flow	$87,094
_______________
(1) Capital expenditures are calculated as follows:

Three Months Ended December 31,
(In thousands)	2022
Cash Paid for Capital Expenditures	$529,735
Less: Non-Budgeted Acquisitions	(388,656)
Plus: Change in Accrued Capital Expenditures and Other	4,811
Capital Expenditures	$145,890

Reconciliation of PV-10

The following table reconciles the pre-tax PV10% value of our SEC Pricing Proved Reserves as of December 31, 2022 to the Standardized Measure of discounted future net cash flows.

SEC Pricing Proved Reserves (In thousands)
Standardized Measure Reconciliation
Pre-Tax Present Value of Estimated Future Net Revenues (Pre-Tax PV10%)	$7,902,154
Future Income Taxes, Discounted at 10%(1)	(1,465,257)
Standardized Measure of Discounted Future Net Cash Flows	$6,436,897

(1)The expected tax benefits to be realized from utilization of the net operating loss and tax credit carryforwards are used in the computation of future income tax cash flows. As a result of available net operating loss carryforwards and the remaining tax basis of our assets at December 31, 2022, our future income taxes were significantly reduced.